Exhibit 1.b

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

NUVEEN OHIO QUALITY INCOME MUNICIPAL FUND, INC.

1.	The name of the corporation is Nuveen Ohio Quality Income Municipal Fund, Inc. (the “Company”).

2.	The amendment adopted is an amendment to the Company’s Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Stock, Series TH (the “Statement”), which is a part of the Company’s Articles of Incorporation.

3.	Such amendment was adopted by the Board of Directors of the Company on October 19, 1993, pursuant to Section 302A.402. Subdivision 3, of the Minnesota Business Corporation Act, and the amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the division or combination exceeding the percentage of authorized shares that were unissued before the division or combination.

4.	Such amendment shall be effective as of the close of business on January 6, 1994.

5.	The following portions of the Statement are hereby set forth in their amended form as follows:

a.	Paragraph FIRST, Lines 4 and 5 of the Statement shall read in their entirety as follows: “authorized the issuance of 1,400 shares of its authorized Preferred Stock, par value $.01 per share, liquidation preference $25,000 per share, designated Municipal Auction Rate Cumulative Preferred Stock, Series TH”

b.	Designation. Line 1 of the Statement shall read in its entirety as follows: “1,400 shares of Preferred Stock, par value $.01 per share, liquidation preference $25,000 per share, is”

c.	Part I. Section 1. Subparagraph (a) of the Statement shall read in its entirety as follows: “1. Number of Shares; Ranking. (a) The number of authorized shares constituting the MuniPreferred is 1,400. No fractional shares of MuniPreferred shall be issued.”

d.	Part I. Section 2. Subparagraph (c)(ii). Line 6 of the Statement shall read in its entirety as follows: “Days and 360 for all other Dividend Periods, and applying the rate obtained against $25,000.”

e.

Part I. Section 3. Subparagraph (a)(i)(A) of the Statement shall read in its entirety as follows: “3. Redemption. (a)(i)(A) Subject to the next succeeding sentence, the shares of MuniPreferred may be redeemed, at the option of the Corporation, as a whole or from time to time in part, on the second Business Day next preceding any Dividend Payment Date therefor at a redemption price per share equal to the sum of (1) $25,000. (2) an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption and (3) if redeemed during any Rate Period of such series consisting of four or more Dividend Periods, the applicable redemption premium, if any, specified in the second next succeeding sentence: provided that shares of MuniPreferred may not be redeemed in part if after such partial redemption fewer than 500 shares remain outstanding. Notwithstanding the preceding sentence, shares of MuniPreferred may not be redeemed at the option of the Corporation pursuant to this subparagraph (a)(i) at any time during the period from and including (i) the first day of any Rate Period consisting of four Dividend Periods to but excluding the second Business Day next preceding the second Dividend Payment Date in such Rate Period. (ii) the first day of any Rate Period consisting of 12 Dividend Periods to but excluding the second Business Day next preceding the fourth Dividend Payment Date in such Rate Period and (iii) the first day of any Rate Period consisting of 20 Dividend Periods to but excluding the second Business Day next preceding the eighth Dividend Payment Date in such Rate Period. The applicable redemption premium per share of MuniPreferred during any Rate Period consisting of four or more Dividend Periods that is redeemed pursuant to this Subparagraph (a)(i) shall be equal to (i) $62.50 if such share is redeemed on the second Business Day next preceding the second or third Dividend Payment Date in a Rate Period consisting of four Dividend Periods. (ii) $250.00 if such share is redeemed on the second Business Day next preceding the fourth, fifth, sixth or seventh Dividend Payment Date in a Rate Period consisting of 12 Dividend Periods, or $125.00 if such share is redeemed on the second Business Day next preceding the eighth, ninth, tenth or eleventh Dividend Payment Date in any such Rate Period or (iii) $375.00 if such share is redeemed on the second Business Day next preceding the eighth, ninth, tenth or eleventh Dividend Payment Date in a Rate Period consisting of 20 Dividend Periods, $250.00 if such share is redeemed on the second Business Day next preceding the twelth, thirteenth, fourteenth or fifteenth Dividend Payment Date in any such Rate Period or $125.00 if such share is redeemed on the second Business Day next preceding the sixteenth, seventeenth, eighteenth or nineteenth Dividend Payment Date in any such Rate Period.”

f.	Part I, Section 3, Subparagraph (a)(ii), Line 5 of the Statement shall read in its entirety as follows: “such Rate Period, at a redemption price per share equal to the sum of $25,000 plus an amount equal to”

g.	Part I, Section 3, Subparagraph (a)(iv), Line 1 of the Statement shall read in its entirety as follows: “(iv) The Corporation shall redeem, at a redemption price equal to $25,000 per share plus accumulated”

h.	Part 1, Section 6, Subparagraph (a), Line 7 of the Statement shall read in its entirely as follows: “MuniPreferred shall be $25,000 per share, plus an amount equal to all dividends thereon (whether or not”

i.	Part I. Section 15. Subparagraph (mm). Line 3 of the Statement shall read in its entirety as follows: “outstanding on such date multiplied by $25.000 (plus the product of the number of shares of any other”

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed these Articles of Amendment this 3rd day of January. 1994.

NUVEEN OHIO QUALITY INCOME MUNICIPAL FUND, INC.

By:	/s/ Gifford R. Zimmerman
Gifford R. Zimmerman
Vice President and Assistant Secretary